UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 15, 2012

Ultralife Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-20852	16-1387013
(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ultralife Corporation (the "Company") (NASDAQ: ULBI) reported operating income from continuing operations of $2.1 million on revenue of $31.4 million for the quarter ended December 31, 2011. For the fourth quarter of 2010, the Company reported operating income of $3.0 million on revenue of $45.9 million.

Gross profit for the fourth quarter of 2011 was $9.4 million, or 30.0% of revenue, compared to $12.7 million, or 27.6% of revenue, for the same quarter a year ago. Operating expenses for the fourth quarter of 2011 totaled $7.3 million compared to $9.6 million a year ago. The Company reported net income from continuing operations of $1.7 million, or $0.10 per share, for the fourth quarter of 2011, compared to net income from continuing operations of $3.4 million, or $0.20 per share, for the same quarter in 2010. Net income from discontinued operations was $0.1 million, or $.00 per share, compared to a net loss of $14.4 million, or $.84 per share, for the same quarter last year.

For the fiscal year ended December 31, 2011 revenue from continuing operations was $139.4 million, compared to $166.8 million for the same period a year ago. The operating income for 2011 was $2.5 million compared to operating income of $11.9 million for 2010. Net income from continuing operations was $1.6 million for 2011, or $0.09 per share, compared to net income of $11.2 million, or $0.65 per share, for the same period a year ago. The net loss from discontinued operations was $3.7 million, or $0.21 per share, including $2.8 million of costs related to the exit of the Energy Services business, compared to a net loss of $17.4 million or $1.01 per share for 2010.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of the press release issued by Ultralife Corporation on February 16, 2012 relating to our results of operations for the quarter and year ended December 31, 2011. The information set forth in this Item 2.02 and the press release are being furnished pursuant to Item 2.02 of Form 8-K and General Instruction B.2 thereunder. That information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 15, 2012, senior management of the Company, as authorized by the Company's Board of Directors, decided that the Company should divest itself of the Company's RedBlack Communications business. As a result of management's ongoing review of the Company's business portfolio, management had determined that RedBlack offers limited opportunities to achieve the operating margin thresholds of the Company's new business model and decided to refocus the Company's operations on profitable growth opportunities presented in the other product lines that comprise our business segments, Battery & Energy Products and Communication Systems. Since 2008, our RedBlack Communications business has incurred significant operating losses. We are looking to sell our RedBlack subsidiary as a going concern and will be engaging appropriate professionals to assist in that effort. We anticipate that the actions taken to divest the RedBlack Communications business will result in the elimination of approximately 30 jobs and the transfer of the RedBlack facility located in Hollywood, Maryland in connection with the divestiture. We cannot predict at this time when the closing of any divestiture transaction will occur. Commencing with the first quarter of 2012 and concluding with the ultimate closing of the transaction, the results of RedBlack operations and related divestiture costs will be reported as a discontinued operation.

We cannot at this time determine an estimate or a range of estimates of the extent of the restructuring charges we will incur in connection with the RedBlack divestiture as required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K. Accordingly, we undertake to file an amendment to this Form 8-K at such time as those estimates are available.

Forward-Looking Statements

This report on Form 8-K may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect our analysis only as of the date of this filing. We undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect the Company's financial results is included in our filings with the United States Securities & Exchange Commission, including our latest Annual Report on Form 10-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit Number	Description
99.1	Press Release of Ultralife Corporation dated February 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ultralife Corporation
Date: February 16, 2012	By:	/s/ PETER F. COMERFORD Peter F. Comerford Vice President of Administration and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Ultralife Corporation dated February 16, 2012